Exhibit 99.1

Heritage Reports Third Quarter 2021 Results

Clearwater, FL – November 4, 2021: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported third quarter 2021 financial results.

Third Quarter 2021 Highlights

•	Net loss of $16.4 million, or $0.59 per diluted share.

•	Book value per share of $14.57, down 4.1% from second quarter 2021 and 8.8% year-over-year.

•	Gross premiums written of $274.2 million, down 1.5% year-over-year, reflecting planned exposure management.

•	Favorable prior year reserve development of $0.8 million.

•

Net current accident quarter weather losses of $51.4 million, up from $47.3 million in the prior year quarter. Current accident quarter weather losses include $16.0 million of net catastrophe losses, down from $24.5 million in the prior year quarter, and $35.5 million of net other weather losses, up from $22.8 million in the prior year quarter.

•	Repurchased 148,109 shares for $1.0 million at an average price of $6.78 per share. Total capital returned to shareholders of $2.7 million, including $0.06 per share regularly quarterly dividend.

Ernie Garateix, the Company’s CEO, said, “While we were disappointed with the loss in the quarter, I’m encouraged by underlying signs of improvement that I expect will continue next quarter and throughout 2022. For example, year-over-year premiums-in-force growth significantly outpaced policies-in-force growth.”

Quarterly Dividend

Heritage’s Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be paid on January 6, 2022 to shareholders of record as of December 15, 2021.

COVID-19 Update

We continue to monitor the short- and long-term impacts of the COVID-19 virus and its variants. For the year ended December 31, 2020, we saw negligible impact to our business, and that trend has continued through the third quarter of 2021. As a residential property insurer, we view our business revenue as somewhat insulated because property owners and renters generally view our products as a necessity. The majority of our gross and net premiums written are from renewals of expiring policies. New business, which accounts for a smaller portion of our revenue, may be impacted if consumers are not buying as many new homes in our geographies, but this could be partially or fully offset by increased retention in our renewal portfolio. In a prolonged recessionary and social-distancing environment, we could experience disruptions to our independent agency distribution channel, which may have a negative impact on our revenues and financial condition. Changes in the cost of materials and labor for home repairs can influence our loss costs associated with claims. The Company has implemented return-to-office and hybrid programs, with the latter including a combination of in-office and remote work.

While we acknowledge uncertainties associated with future economic conditions, we do not expect a material impact to our business going forward. We will continue to monitor economic conditions and, in the case of a prolonged economic slowdown as a result of COVID-19 or its variants, will take necessary actions to mitigate any negative impacts to our business, operations or financial results.

Results of Operations

The following table summarizes our results of operations for the three and nine months ended September 30, 2021 and 2020 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change		2021	2020	Change

Total revenues	$167,408	$165,119	1.4%		$464,849	$433,837	7.1%
Net (loss) income	$(16,410)	$(5,233)	(213.6)%		$(25,509)	$6,519	(491.3)%
Per Share	$(0.59)	$(0.19)	(210.5)%		$(0.91)	$0.23	(495.7)%
Book value per share	$14.57	$15.97	(8.8)%		$14.57	$15.97	(8.8)%
Return on equity	(15.8)%	(4.6)%	(11.2	)pts	(8.0)%	1.9%	(9.9	)pts
Underwriting summary
Gross premiums written	$274,178	$278,242	(1.5)%		$886,059	$797,776	11.1%
Gross premiums earned	$294,409	$254,982	15.5%		$850,466	$731,489	16.3%
Ceded premiums	$(131,964)	$(116,752)	13.0%		$(399,323)	$(338,197)	18.1%
Net premiums earned	$162,445	$138,230	17.5%		$451,143	$393,292	14.7%
Ceded premium ratio	44.8%	45.8%	(1.0	)pts	47.0%	46.2%	0.8	pts
Ratios to Net Premiums Earned:
Loss ratio	79.8%	86.6%	(6.8	)pts	72.8%	67.8%	5.0	pts
Expense ratio	32.7%	36.1%	(3.4	)pts	35.8%	38.6%	(2.8	)pts
Combined ratio	112.5%	122.7%	(10.2	)pts	108.6%	106.4%	2.2	pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

Third quarter 2021 net loss was $16.4 million, versus a net loss of $5.2 million in the prior year quarter. The year-over-year change primarily stems from lower realized capital gains, partly offset by a smaller underwriting loss.

Gross premiums written were $274.2 million, down 1.5% year-over-year, reflecting a 12.4% exposure management related reduction in Florida that was partly offset by 8.0% growth in other states. Rate increases meaningfully benefited written premiums, particularly in Florida.

Premiums-in-force were $1.2 billion as of quarter-end, relatively flat from second quarter 2021. Year-over-year, premiums-in-force were up 13.3%, while policies-in-force were up 3.0%, with the delta largely stemming from rate increases.

Gross premiums earned were $294.4 million, up 15.5% from $255.0 million in the prior year quarter. The increase reflects higher gross premiums written over the last twelve months.

The ceded premium ratio was 44.8%, down 1.0 points from 45.8% in the prior year quarter. The decrease primarily stems from gross premiums earned growth outpacing ceded premium growth.

The net loss ratio was 79.8%, down 6.8 points from 86.6% in the prior year quarter. The decrease primarily stems from a lower current accident year attritional net loss ratio, partly offset by a lower favorable prior year development ratio.

The net expense ratio was 32.7%, down 3.4 points from 36.1% in the prior year quarter. The decrease primarily stems from a lower G&A expense ratio.

The net combined ratio was 112.5%, down 10.2 points from 122.7% in the prior year quarter. The decrease stems from lower net loss and expense ratios, as described above.

Book Value Analysis

Book value per share decreased to $14.57 at September 30, 2021, down 4.1% from second quarter 2021 and 8.8% from September 30, 2020.

	As Of
Book Value Per Share	September 30, 2021	December 31, 2020	September 30, 2020
Numerator:
Common stockholders’ equity	$405,025	$442,344	$443,140

Denominator:
Total Shares Outstanding	27,802,626	27,748,606	27,748,606

Book Value Per Common Share	$14.57	$15.94	$15.97

Conference Call Details:

Friday, November 5, 2021 – 9:30 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(Unaudited)

	September 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$660,819	$561,011
Equity securities, at cost	1,415	1,599
Other investments	23,887	26,409

Total investments	686,121	589,019
Cash and cash equivalents	393,411	440,956
Restricted cash	5,415	5,427
Accrued investment income	3,042	2,737
Premiums receivable, net	74,877	77,471
Reinsurance recoverable on paid and unpaid claims, net	346,374	355,037
Prepaid reinsurance premiums	338,172	245,818
Income taxes receivable	35,490	32,224
Deferred policy acquisition costs, net	95,425	89,265
Property and equipment, net	17,950	18,685
Right-of-use lease asset, net	28,652	6,461
Intangibles, net	57,514	62,277
Goodwill	152,459	152,459
Other assets	13,220	11,544

Total Assets	$2,248,122	$2,089,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$636,146	$659,341
Unearned premiums	605,304	569,618
Reinsurance payable	324,730	161,918
Long-term debt, net	121,481	120,998
Deferred income tax liability, net	13,665	18,477
Advance premiums	33,341	18,268
Accrued compensation	9,430	9,325
Lease liability	31,964	8,155
Accounts payable and other liabilities	67,036	80,935

Total Liabilities	$1,843,097	$1,647,035

Stockholders’ Equity:
Common stock,	3	3
Additional paid-in capital	332,562	331,867
Accumulated other comprehensive income	(405)	6,057
Treasury stock	(116,370)	(115,365)
Retained earnings	189,235	219,782

Total Stockholders’ Equity	405,025	442,344

Total Liabilities and Stockholders’ Equity	$2,248,122	$2,089,379

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Comprehensive Income

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUES:
Gross premiums written	$274,178	$278,242	$886,059	$797,776
Change in gross unearned premiums	20,231	(23,260)	(35,593)	(66,287)

Gross premiums earned	294,409	254,982	850,466	731,489
Ceded premiums	(131,964)	(116,752)	(399,323)	(338,197)

Net premiums earned	162,445	138,230	451,143	393,292
Net investment income	1,548	2,817	3,797	9,783
Net realized and unrealized (losses) gains	(6)	20,355	(926)	20,377
Other revenue	3,421	3,717	10,835	10,385

Total revenues	167,408	165,119	464,849	433,837
EXPENSES:
Losses and loss adjustment expenses	129,632	119,718	328,376	266,769
Policy acquisition costs, net of ceding commission income	35,984	31,960	109,183	92,243
General and administrative expenses, net of ceding commission income	17,169	17,923	52,490	59,583

Total expenses	182,785	169,601	490,049	418,595

Operating (loss) income	(15,377)	(4,482)	(25,200)	15,242
Interest expense, net	2,150	2,251	5,953	5,939

(Loss) income before income taxes	(17,527)	(6,733)	(31,153)	9,303

(Benefit) provision for income taxes	(1,117)	(1,500)	(5,644)	2,784

Net (loss) income	$(16,410)	$(5,233)	$(25,509)	$6,519

OTHER COMPREHENSIVE (LOSS) INCOME
Change in net unrealized (losses) gains on investments	(1,344)	2,480	(8,316)	19,330
Reclassification adjustment for net realized investment losses (gains)	6	(20,355)	(96)	(20,377)
Income tax benefit related to items of other comprehensive income	310	4,137	1,950	242

Total comprehensive (loss) income	$(17,438)	$(18,971)	$(31,971)	$5,714

Weighted average shares outstanding
Basic	27,938,028	27,739,839	27,902,814	28,053,959

Diluted	27,938,028	27,739,839	27,902,814	28,073,570

(Loss) earnings per share
Basic	$(0.59)	$(0.19)	$(0.91)	$0.23
Diluted	$(0.59)	$(0.19)	$(0.91)	$0.23

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.2 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) the impact of the COVID-19 pandemic on our business, results of operations and financial condition and our ability to navigate the uncertainty and mitigate the impact and (ii) the trend of premiums-in-force growth outpacing policies-in-force growth and its impact on our future results. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein; the success of the Company’s marketing initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations, including measures taken by the governmental authorities to address COVID-19, which may precipitate or exacerbate other risks and/or uncertainties; inflation and other changes in economic conditions (including changes in interest rates and financial markets), including as a result of the COVID-19 pandemic; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 9, 2021. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com